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AGREEMENT

    This Agreement (hereinafter "Agreement") is made effective as of the 1st day of November, 2001 by and between Western Gas Resources, Inc., a Delaware corporation (hereinafter the "Company") and Lanny F. Outlaw (hereinafter "Consultant").

WITNESSETH:

    WHEREAS, the Company desires to retain Consultant on a contractual basis with regard to certain technical and business matters of the Company as further detailed in this Agreement; and

    WHEREAS, Consultant has agreed to continue with the Company under the terms and conditions of this Agreement.

    NOW THEREFORE, for good and valuable consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I
Consultant Services

    1.  Duties and Responsibilities.  Consultant agrees to devote his time, attention and effort to the business of Western Gas Resources, Inc., as are reasonably necessary for the performance of certain duties and responsibilities as follows:

      a.  Business Strategy and Budget Process. To the extent requested by the Chief Executive Officer ("CEO"), Consultant shall actively work with the Company's management team in the development and formulation of the overall business strategy, annual budget, and five-year business plan.

      b.  Business Relations and Government Affairs. At the request of the CEO, Consultant shall actively participate in fostering and maintaining good business relations with executive level business leaders in the industry and government officials for the purpose of seeking and attaining business information and opportunities for growth and expansion of the business of the Company.

    In addition to the foregoing, Consultant agrees to be available to advise and counsel with the CEO and the management team of the Company and to perform other executive level duties when required for the benefit of the Company.

    3.  Term.  The term of this Agreement for the performance of the foregoing services shall be for a period beginning November 1, 2001 and ending on May 31, 2003.

    4.  Compensation and Expenses.  As consideration for the services to be performed under this Agreement, Consultant will be compensated as follows:

  a)
  Consultant shall receive a one-time lump sum payment in the amount of One Hundred Sixty Seven Thousand ($167,000) on or about May 31, 2002. In addition, on May 31, 2002, 50% of the principal balance and all accrued interest on those certain loans provided to Consultant under those certain Promissory Notes dated January 10, 1992, January 4, 1993, January 7, 1994, and February 9, 1995 (hereinafter collectively the "Notes") shall be forgiven by the Company; and

  b)
  Consultant shall receive a one-time lump sum payment in the amount of One Hundred Seventy FiveThousand ($175,000) on or about May 31, 2003. In addition, on May 31, 2003 the remaining principal balance and all accrued interest outstanding under the Notes shall be forgiven by the Company.

    5.  Hold Harmless.  Upon execution of this Agreement, Consultant shall enter into that certain Indemnification Agreement on even date herewith attached hereto and incorporated herein by reference as Exhibit A.

    6.  Independent Contractor Status.  Consultant is performing the services contained in this Agreement as an independent contractor, and is the sole judge of the manner in which to perform such services, that Consultant is not an employee or an agent of the Company while performing said services. It is further understood that, as an independent contractor, Consultant will be responsible for payment of state and Federal income taxes, FICA, self employment tax and any other taxes that my be due as a result of the consideration that is received in connection with the performance of the services contained in this Agreement or the forgiveness of the loans described herein. Upon execution of this Agreement, Consultant expressly waives any and all rights to participate in and be eligible for the Company's medical, dental, vision and life insurance coverage provided for employees of the company; provided however that Consultant shall have available such health coverage as may be provided to other directors of the Company as further described in Article II, paragraph 1. Further, upon execution of this Agreement, Consultant shall not continue to participate in or be eligible for benefits under the Company's 401K Plan or the Company's Profit Sharing Plan.

    7.  Confidential Information.  Consultant acknowledges that pursuant to his prior employment with the Company and during the term of this Agreement, Consultant occupies a position of trust and confidence. Accordingly, the Consultant specifically agrees not to disclose any proprietary or confidential information of the Company acquired during his prior employment and during the term of this Agreement for a period of two (2) years after the term of this Agreement. In the event the Company has executed confidentiality agreement(s) with other companies in the course of its business, then Consultant may disclose certain confidential information in accordance with the terms and conditions of the confidentiality agreement(s) with said companies. If the Consultant violates this agreement of confidentiality, the Company shall pursue any and all legal and equitable remedies, including injunctive relief.

    8.  Agreement Not to Compete.  Consultant hereby agrees that during the term of this Agreement he shall not engage in material competition with the activities of or plans of the Company as they exist up to May 31, 2003. Material competition by the Consultant shall mean that the Consultant is involved in any business or investment venture, in any material or controlling capacity including but not limited to an employee, consultant, advisor, agent, shareholder, independent contractor, investor, partner, member, owner or otherwise, which venture directly competes with or has a material adverse economic effect on any of the business activities or business plans of the Company. Examples of such material competition include, but shall not be limited to an activity involving the gathering and processing business within 25 miles of one of the Company's existing or planned gathering and processing facilities; an activity involving the storage or hub business for natural gas or natural gas liquids within 100 miles of an existing or planned storage facility of the Company; and/or an activity involving the purchase of oil or gas leases, the farming-in of such leases or any similar arrangement, within five (5) miles of the boundaries of an existing oil or gas lease of the Company. In the event the Consultant violates this agreement not to compete, the Company shall, in addition to any other remedies provided by law, be permitted to pursue an action for injunctive relief (preliminary or permanent), monetary damages, or both.

    9.  Ownership of Documents.  All information, drawings, documents and materials of any kind and in any form, which the Consultant created or obtained during his prior employment with the Company or which Consultant creates or obtains during the term of this Agreement shall be the sole and exclusive property of the Company.

ARTICLE II
Continuation as Director

    1.  Director of the Board of Directors for Western Gas Resources, Inc.  Consultant shall continue as a director of Western Gas Resources, Inc.'s Board of Directors for the term of this Agreement or for so long as he has been elected a director. Consultant shall be paid customary director fees and committee fees, if any, during his service as a director, including reasonable travel and expenses in connection therewith. Consultant shall also have the option to obtain health insurance through the Company under similar terms approved in the June 28, 1996 meeting of the Board of Directors for directors who were serving on the Board at that time.

    2.  Director Insurance Coverage—Costs of Defense.  During the term of Consultant's service as a director of the Board of Directors and for two (2) years thereafter, the Company shall provide to Consultant with adequate insurance coverage to cover any claims that may be made arising from his past, present, or future activities on behalf of the Company, in the same manner as such insurance is provided to the other directors of the Company, provided that such insurance coverage is available to the Company at a reasonable cost. Thereafter, if the Consultant wants continuing insurance coverage, he shall be responsible for the cost thereof. Consultant hereby represents that to his knowledge no investigation, claim, or litigation is currently pending or threatened against him at this time relating to or arising out of his activities as Chief Executive Officer and President. In the event Consultant is subpoenaed as a witness with respect to any claim, investigation, or litigation in which the Company is a party, or joined as a party to litigation arising out of the performance of Consultant's duties while employed by the Company, the Company shall provide legal representation to the Consultant at no cost to him, provided, that in the event the Consultant is a party in the action, the Board of Directors has made a finding that the Consultant has acted in good faith.

ARTICLE III
Miscellaneous

    1.  Benefit.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, but not limited to (i) any corporation which may acquire all or substantially all of the Company's assets and business, (ii) any corporation with or into which the Company may be consolidated or merged, or (iii) any corporation that is the successor corporation in a share exchange, and the Consultant, his heirs, guardians and personal and legal representatives.

    2.  Notices.  All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, and, if intended for the Company, shall be addressed to it, to the attention of its General Counsel, at:

        Western Gas Resources, Inc.
        12200 North Pecos Street
        Denver, Colorado 80234

or at such other address which the Company shall have given notice to the Consultant in the manner herein provided, and if intended for the Consultant, shall be addressed to him at his last known residence, or at such other address at which the Consultant shall have given notice to the Company in the manner provided herein:

        LANNY F. OUTLAW
        2159 Stonehenge Circle
        Lafayette, CO 80026

    3.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

    4.  Severability.  In the event one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or any other application or modification thereof, shall not in any way be affected or impaired thereunder, and the invalid provision shall be enforceable to the maximum extent permitted by law.

    5.  Counterparts.  This Agreement may be executed in more than one copy, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same Agreement.

    6.  No Assignment.  This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of such party's rights or obligations hereunder.

    7.  Headings.  All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

    8.  Binding Arbitration, Attorney's Fees and Expenses.  Except for disputes arising or resulting from the payment provisions contained in Article I, paragraph 4 of this Agreement, if any dispute arises between the parties to this Agreement (but not as to whether the Company is obligated to provide legal representation to Consultant under Article II, paragraph 2), then both parties shall submit the dispute to binding arbitration. Both parties agree to be bound by the decision of such arbitration. The obligation to submit to binding arbitration shall not prevent either party from seeking a court order or an injunction enforcing the term of this Agreement. In the event of any binding arbitration between the parties, or any litigation to enforce any provision (except for disputes arising or resulting from the provision contained in Article I paragraph 4) of this Agreement or any right of either party, the unsuccessful party to such arbitration or litigation shall pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred. In the event a dispute arises or results from the provisions of Article I paragraph 4 of this Agreement, then both parties shall submit the dispute to binding arbitration under the foregoing provisions, except that all costs and expenses, including reasonable attorneys' fees, incurred shall be solely borne by the Company.

    9.  Waiver of Breach.  The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

    10.  Time of the Essence.  Time is of the essence with respect to this Agreement.

    11.  Entire Agreement.  This Agreement contains all agreements, understandings, and arrangements between the parties hereto and no other exists. All previous agreements, understandings, and arrangements between the parties are terminated by this Agreement. This Agreement may be amended, waived, changed, modified, extended or rescinded only by a writing signed by the party against whom such amendment, waiver, change, modification, extension or rescission is sought.

    IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first written above.

WESTERN GAS RESOURCES, INC., a Delaware corporation
By:	/s/ WILLIAM J. KRYSIAK Name: William J. Krysiak Title: Chief Financial Officer
/s/ LANNY F. OUTLAW Lanny F. Outlaw

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AGREEMENT